AMERIANA NEWS RELEASE

Ameriana Bancorp
2118 Bundy Avenue
PO Box H
New Castle, Indiana                          Contact:  Jerome J. Gassen
47362-1048                                             President and
765-529-2230/1-800-487-2118                            Chief Executive Officer
                                                       (765) 529-2230

                 AMERIANA BANCORP ANNOUNCES LOSS ON DISPOSITION
                        OF AVAILABLE-FOR-SALE SECURITIES

NEW CASTLE, Ind. (November 22, 2006) - Ameriana Bancorp (NASDAQ:ASBI) today announced that it has sold approximately $34.0 million in available-for-sale government agency securities, which resulted in an estimated after-tax loss in the fourth quarter of approximately $542,000 or $0.17 per share. The Company took this step in an effort to improve its interest rate risk position, using the proceeds from the sale of the fixed-rate securities to repay certain short-term, variable-rate advances. In addition to de-leveraging the Company's balance sheet, this action is expected to improve net interest margin and increase net interest income in future periods, enabling the Company to recover the loss on sale through increased earnings over the next two years.

      Ameriana also announced that, as part of management's periodic review of its securities portfolio, the Company will record a charge of approximately $339,000 or $0.11 per share in the fourth quarter for other-than-temporary impairment of available-for-sale equity securities. Management currently is evaluating the potential disposition of a portion of these securities.

      Commenting on the announcements, Jerome J. Gassen, President and Chief Executive Officer, said the after-tax impact of these charges, a combined total of $881,000 or $0.28 per share, is expected to have only a minimal effect on year-end shareholders' equity. He noted that the previously unrecognized losses from the aforementioned securities were already reflected in accumulated other comprehensive loss within shareholders' equity. "These actions will create a more efficient balance sheet that will generate higher returns for our shareholders going forward," he said.

      Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through Linsco/Private Ledger.

       This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.